UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2018

A. SCHULMAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3637 Ridgewood Rd, Fairlawn, Ohio		44333
(Address of principal executive offices)		(Zip Code)

(330) 666-3751

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

On August 21, 2018 (the “Closing Date”), LYB Americas Holdco Inc. (“Merger Sub”), a wholly owned subsidiary of LyondellBasell Industries N.V., a naamloze vennootschap (a public limited liability company) formed under the laws of The Netherlands (“LYB”), merged with and into A. Schulman, Inc., a Delaware corporation (the “Company”), with the Company continuing as the surviving corporation (the “Merger”), pursuant to the previously announced Agreement and Plan of Merger, dated as of February 15, 2018 (the “Merger Agreement”), by and among the Company, LYB and Merger Sub. As a result of the Merger, the Company became a wholly owned subsidiary of LYB.

Item 8.01.	Other Events.

On August 20, 2018, as permitted by the terms of the Merger Agreement, the Company’s board of directors announced a “stub period” dividend on shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), relating to the period beginning on July 14, 2018 (the date following the record date for the regular quarterly dividend that was paid on August 1, 2018) and ending on the day immediately prior to the Closing Date. The dividend of $0.09 per share of Common Stock will be paid to all of the Company’s stockholders of record as of August 20, 2018, and will be payable on August 27, 2018.

On August 21, 2018, in connection with the previously announced Merger, the Company issued a redemption notice for the redemption of the 6.875% Senior Notes due 2023 on September 20, 2018 at the redemption price specified in that certain indenture, dated as of May 26, 2015, by and among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

A. Schulman, Inc.

	By:	/s/ Jeffrey A. Kaplan
	Name:	Jeffrey A. Kaplan
	Title:	Executive Vice President

Date: August 21, 2018